EXHIBIT 10.11


                             BILL OF SALE AGREEMENT


         THIS BILL OF SALE AGREEMENT made and entered into this 12th day of September, 1996 by and among Resource Technology, Inc., an Iowa corporation (the "Seller"), and Donald Seiler and Michael Seiler (solely for purposes of Sections 4 and 5 hereof), and Mercury Waste Solutions, Inc., a Minnesota corporation ("Buyer").

                                    RECITALS


         A. The Seller and U.S. Environmental, Incorporated ("USE") have constructed and installed a mercury distillation system (the "Equipment") at a facility in Union Grove, Wisconsin ("Union Grove Facility").

         B. USE, Mark Edlund and Seller had anticipated incorporating the mercury distillation business under the name of U.S. Technology, Inc. ("UST"), but have not done so as of the date hereof.

         C. USE and Seller are also parties to an Agreement dated June 27, 1994 (the "Model 2000 Agreement") pursuant to which USE and Seller owned jointly the design of the Model 2000 Fluorescent Lamp Processor ("Model 2000"), Seller owned exclusive manufacturing rights to the Model 2000 ("Manufacturing Rights") and USE owned exclusive rights to purchase, sell and distribute the Model 2000 ("Distribution Rights").

         D. USE transferred and assigned all of its rights and interests in the Union Grove Facility, the Equipment and the Distribution Rights to Buyer.

         E. The Buyer desires to purchase and Seller desires to sell all rights, title and interest of Seller in UST, the Union Grove Facility, and the Equipment, and in accordance therewith Buyer and Seller have executed a Letter of Intent dated July 8, 1996 setting forth the terms and conditions of such sale (the "Letter of Intent").


                                    AGREEMENT


         NOW THEREFORE, in consideration of the mutual promises and covenants and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. Assets. Seller does hereby sell, assign, transfer and convey unto Buyer, its successors and assigns, all of Seller's right, title and interest, if any, in UST, the Union Grove Facility, the Equipment and any other assets related to the Equipment and the operations and business at Union Grove, WI, and all processes, inventions, trademarks, trade secrets and intellectual property, leasehold rights, distribution rights, whether related to the Equipment or the Union Grove Facility, as well as the name "U.S. Technology, Inc.", goodwill related to any of the foregoing, and any and all bank deposits and accounts receivable relating to UST and the Equipment as of the date hereof (collectively, the "Assets").

         TO HAVE AND TO HOLD all and singular the Assets unto Buyer, its successors and assigns, forever.

         2. Consideration. In consideration of Seller's transfer of its rights and interests in the Assets pursuant hereto, the Buyer shall pay to Seller the sum of $400,000 upon the closing of this Agreement in cash or other immediately available funds (the "Consideration").


         3. Model 2000 Agreement. The Seller and Buyer have concurrently herewith amended and restated the Model 2000 Agreement pursuant to the terms of an Amended and Restated Model 2000 Agreement bearing even date herewith (the "Amended Model 2000 Agreement").

         4. Mutual Release. In consideration of the foregoing, Seller and Donald Seiler and Michael Seiler hereby release and discharge the Buyer and its successors and assigns, and any affiliates, and any past or present officers, directors, shareholders, employees, attorneys, and agents of Buyer, or any affiliates (collectively, the "Buyer Released Parties") from any and all actions, suits, claims, counterclaims, demands, causes of action, debts, damages, judgments and liabilities, whether known or unknown, liquidated or unliquidated, fixed, contingent, direct or indirect, which the Seller, Donald Seiler or Michael Seiler, or any of them, could in the past, may now, or in the future assert or allege against the Buyer Released Parties (or any of them) arising out of or based on such Buyer Released Parties' (or any of their) actions or inactions, occurring prior to the date of this Agreement, under or with respect to UST, the Union Grove Facility, the business to be conducted by UST, the Equipment, the Model 2000 Agreement and the Model 2000 (except with respect to the Amended Model 2000 Agreement), or the relationship between Seller, Donald Seiler, and Michael Seiler and USE, and/or Mark Edlund, with respect to UST, including without limitation any fiduciary duties. Notwithstanding anything to the contrary herein, this release shall not include matters relating to Craig Beeson.

         In consideration for the foregoing, Buyer hereby releases and discharges the Seller, Donald Seiler, Michael Seiler, and their successors and assigns, and any affiliates, and any past or present officers, directors, shareholders, employees, attorneys, and agents of Seller, or any affiliates (collectively, the "Seller Released Parties") from any and all actions, suits, claims, counterclaims, demands, causes of action, debts, damages, judgments and liabilities, whether known or unknown, liquidated or unliquidated, fixed, contingent, direct or indirect, which the Buyer could in the past, may now, or in the future assert or allege against the Seller Released Parties (or any of them) arising out of or based on such Seller Released Parties' (or any of their) actions or inactions, arising prior to the date of this Agreement, under or with respect to UST, the Union Grove Facility, the Equipment, the Model 2000 Agreement and the Model 2000 (except with respect to the Amended Model 2000 Agreement), or the relationship between Buyer and Seller, and/or Donald Seiler and Michael Seiler, including without limitation any fiduciary duties. Notwithstanding anything to the contrary herein, this release shall not include matters relating to Craig Beeson. Furthermore, the Seller Released Parties voluntarily will agree to cooperate and comply with any subpoena to testify issued on behalf of Buyer in connection with litigation involving Craig Beeson ("Beeson").

         5. Representations and Warranties. Seller (and each of Don Seiler and Mike Seiler as applicable herein) represents and warrants to Buyer that: (i) Seller has not granted any liens or security interests which encumber or affect the Assets (ii) that Seller, Donald Seiler or Michael Seiler (or any of them) has not entered into, nor agreed to enter into or been actively pursuing, any contracts or agreements with Beeson, regarding an employment, independent contractor, agency or distributor relationship, nor concerning the formation with Beeson of a partnership, joint venture or other business relationship between Seller and Beeson; and Seller, Donald Seiler or Michael Seiler further represent that none of them has knowingly assisted, aided or abetted Beeson in any substantial and material way with respect to the claims asserted by Beeson against USE, Mark Edlund and Buyer; (iii) this Agreement, and the terms hereof, have been approved by all necessary corporate or partnership action of Seller,
(iv) Seller has been represented by legal counsel in connection with the transactions contemplated herein and has relied upon such independent counsel with respect to all legal and tax consequences of the transactions contemplated herein, or they have chosen not to retain such legal counsel, (v) concurrently herewith Donald Seiler and Michael Seiler have assigned all rights and interest in the Assets to Seller pursuant to a Quit Claim Assignment, and Seller has not previously assigned, encumbered or transferred in any way any of Seller's rights in UST or the Assets, including without limitation any distribution rights with respect to the Equipment, and none of Seller, Donald Seiler or Michael Seiler has previously assigned, encumbered or transferred any of the claims released pursuant to Section 4 hereof.

         Buyer, on behalf of itself and its successors, agrees to indemnify and hold harmless Seller and Seller's past or present agents, directors, officers, employees, successors, shareholders, assigns, or affiliates against liability actually incurred by Seller directly arising from personal injury, product liability, environmental or regulatory claims asserted against Seller, which claims are based solely upon the past, present or future use or operation of the Equipment. Buyer shall defend any actions brought against the Seller for any such claims, and shall bear all costs, and expenses related to the defense of any such action, and Buyer shall pay any judgment awarded against Seller on any such claims. Buyer shall undertake to retain reasonably competent counsel to handle any such claims, at Buyer's expense. If Seller decides to also retain counsel in connection with any such claims, it shall be at Seller's sole cost and expense. Seller will agree to fully cooperate with Buyer and Buyer's counsel in the defense or prosecution of any such claims.

         6. License. The Buyer agrees that the Seller shall not be restricted from the design, manufacture, or distribution of mercury distillation equipment, and the Buyer hereby grants the Seller and its subcontractors or other agents a non-exclusive paid-up worldwide, royalty-free license to use the processes, inventions, trademarks, trade secrets and any other necessary or desirable intellectual property with respect to the Equipment sufficient to enable Seller to make and sell mercury distillation equipment or systems; provided, however, that Seller shall not be permitted to use in any way, including in any sales materials the name "Mercury Waste Solutions", "USA Lights", "US Lights" or any similar name, and Seller shall not use or display any trademark, service mark, tradename, logo or advertising of Buyer or designating Buyer. This non-exclusive license shall not be assignable other than to a successor of Seller's business. The Seller agrees to indemnify the Buyer for any costs, liabilities, damages, or expenses, incurred by Buyer in connection with any claims arising out of the Seller's rights as a licensee of the mercury distillation equipment, provided that Buyer did not cause or initiate said claim. As a precondition to said indemnification, Buyer shall provide Seller with timely notice of any claim and shall cooperate fully with Seller in the investigation, disposition, and resolution of any claim. In connection with such indemnification, Seller shall defend any actions brought against the Buyer for any such claims, and shall bear all costs, and expenses related to the defense of any such action, and Seller shall pay any judgment awarded against Buyer on any such claims. Seller shall undertake to retain reasonably competent counsel to handle any such claims, at Seller's expense. If Buyer decides to also retain counsel in connection with any such claims, it shall be at Buyer's sole cost and expense. Buyer will agree to fully cooperate with Seller and Seller's counsel in the defense or prosecution of any such claims.

         7. Future Assurances. Each party, its successors, and assigns hereby covenants and agrees to and with the other party, its successors and assigns, to do, execute, acknowledge and deliver, or to cause to be done, executed, acknowledged and delivered, to the other party, its successors and assigns, all such further acts, assignments, transfers, and assurances that may be reasonably requested, conveying, delivering, assuring and confirming, to the other party, its successors or assigns, or for aiding and assisting in collecting or reducing to possession, any or all of the Assets, or otherwise to assist in the performance under this Agreement.

         8. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be an original and all of which taken together shall constitute but one and the same instrument.

         9. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted and construed in accordance with the laws of the State of Minnesota. All actions or proceedings with respect to this Agreement shall be conducted in the Courts of the State of Minnesota (State or Federal) and, by execution and delivery of this Agreement, Seller irrevocably and unconditionally submits to the jurisdiction (both subject matter and personal) of such courts, and irrevocably and unconditionally waives
(i) any objection Seller may have or hereafter have to the laying of venue in such a court, and (ii) any claim that any action proceeding in such court has been brought in an inconvenient forum. Service of process may be effected upon Seller through such service outside of the State of Minnesota due to its waiver of objection to such service.

         10. Superseding Effect. This Agreement, from and after the date hereof, supersedes and has merged into it all prior oral and written agreements on the same subjects by or between the parties hereto, including without limitation the Letter of Intent, with the effect that this Agreement shall control.

         11. Buyer as Sole Owner. Upon execution of this Agreement, Buyer shall be the sole owner of the Assets, and Seller shall have no further claim or interest in the Assets, and Buyer may transfer its rights and interests in the Assets, and assign its rights and obligations under this Agreement, at any time without the consent of the Seller, including without limitation, to any investor, partner or joint venturer of Buyer.

         12. Amendment. This Agreement may only be modified or amended pursuant to a written amendment executed by all parties hereto.


         IN WITNESS WHEREOF, the parties have caused this Bill of Sale Agreement to be executed as of the date and year first above written.


         SELLER:               RESOURCE TECHNOLOGY, INC.

                               By: /s/ Donald Seiler
                                 Its: President




                               DONALD SEILER (for purposes of Sections 4
and                             5 only)


                               /s/ Michael Seiler
                               MICHAEL SEILER (for purposes of Sections 4
and                             5 only)




         BUYER:                MERCURY WASTE SOLUTIONS, INC.

                               By: /s/ Bradley J. Buscher
                                 Its: Chairman